Exhibit 99.1

Trovagene Announces HPV Patent Issuance by U.S. Patent and Trademark Office, Broadening Its Precision Cancer Monitoring IP Portfolio

SAN DIEGO, CA — November 7, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced today that the U.S. Patent and Trademark Office has issued Patent No 9,453,265 entitled “Method for Detection of High Risk Human Papillomavirus.”  The patent encompasses directed methods of detecting high-risk HPV infections by identifying mutations in the E1 gene of HPV in the urine of a patient, expanding the intellectual property covering Trovagene’s Precision Cancer Monitoring® (PCM) technology.  Trovagene now has 91 patents issued and 72 patent applications pending in the U.S. and internationally.

“Issuance of this patent further strengthens Trovagene’s extensive patent portfolio supporting our Precision Cancer Monitoring platform,” said Bill Welch, Chief Executive Officer of Trovagene.

Trovagene is submitting a manuscript this quarter that provides data validating the sensitivity and specificity of its HR-HPV, high-risk human papillomavirus urine test in comparison with the Roche Cobas® HPV test.  “The data in this manuscript will show that urine sampling is a viable testing alternative, particularly to access women who do not participate in routine screening programs,” said Mark Erlander, Chief Scientific Officer of Trovagene.

Complementing the recently submitted manuscript, and adding to the body of clinical evidence supporting the sensitivity and specificity of Trovagene’s HR-HPV urine-based test, two abstracts have been accepted for presentation at the HPV 2017 31st International Papillomavirus Conference:  The first demonstrates clinical performance in a Chinese screening population and illustrates comparable clinical sensitivity or specificity observed between urine and cervical samples.  These results support the utility of urine testing for cervical cancer screening among this population.  The second abstract describes the analytical performance of the Trovagene HPV-HR urine test.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Beth Anderson VP, Finance & Administration	Vicki Kelemen Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com